EXHIBIT 10.45
AGREEMENT OF CONFIDENTIALITY
AND NON-COMPETITION
THIS AGREEMENT OF CONFIDENTIALITY AND NON-COMPETITION (the “Agreement”) is made and entered into this                      day of                     , 20___, by and between ENERGY FOCUS INC., a Delaware corporation which maintains a place of business at 32000 Aurora Road, Solon, Ohio 44139 its successors and assigns (referred to as “Employer” and “Energy Focus”) and                                                             , an individual residing at                                                              (hereinafter referred to as “Employee”). In this Agreement, the terms “Energy Focus” and “Employer” shall include any and all subsidiaries of Energy Focus.
A. Employment Relationship. The employment relationship between Employer and Employee shall be “at will,” terminable by either party at any time for any reason or no reason. Employee’s obligations under this Agreement shall survive the termination of the employment relationship.
B. Definitions.
     1. “Company Business” is the development, production and sale of commercial lighting products.
     2. “Confidential Information” shall mean information or material (i) that is proprietary to Energy Focus, whether or not designated or labeled as confidential by Energy Focus and (ii) that Employee creates, discovers, develops in whole or in part or of which Employee obtains knowledge of or access to as a result of Employee’s relationship with Energy Focus. Confidential Information may include, but is not limited to, designs, works of authorship, mask works, formulae, ideas, concepts, techniques, inventions, devices, improvements, know-how, methods, processes, drawings, specifications, models, data, documentation, diagrams, flow charts, research, developments, procedures, software in various stages of development, source code, object code, marketing techniques and materials, business, marketing, development and product plans, financial information, personnel information, and other confidential business or technical information. For purposes of this Section 2, “Energy Focus” shall mean Energy Focus or any of its affiliates. INFORMATION THAT IS OR BECOMES PUBLICLY KNOWN WITHOUT FAULT ON EMPLOYEE’S PART SHALL NOT BE SUBJECT TO THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN THIS AGREEMENT.
     3. “Inventions” shall mean data, ideas, designs, drawings, works of authorship, trademarks, service marks, trade names, service names, logos, mask works, developments, formulae, concepts, techniques, inventions, devices, improvements, know-how, methods, processes, programs and discoveries, whether or not patentable or protectable under applicable copyright or trademark law, or as a mask work, or under other similar law, and whether or not reduced to practice or tangible form, together with any improvements thereon or thereto, derivate works therefrom, know-how related thereto, and intellectual property rights therein.
C. Confidential Information. Employee recognizes and acknowledges that confidential information includes valuable, special and unique assets of Employer. During and after the

Restricted Period described in Paragraph G, Employee shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others except in connection with the business and affairs of Employer, any and all Confidential Information to anyone, outside performing duties of his employment with Employer, without the express written consent of Employer or as required by law. Information that is or becomes physically known without fault on the Employer’s part shall not be subject to the confidentiality obligations set forth in this agreement.
D. Inventions.
(a) Employee will promptly disclose in writing to Employer all inventions, discoveries, developments, improvements, and innovations (herein called “Inventions”) whether patentable or not, conceived or made by Employee, either solely or in concert with others, during the period of his employment with Employer, including, but not limited to, any period prior to the date of this Agreement, whether or not made or conceived during working hours which, (i) relate in any manner to the existing or contemplated business or research activities of Employer, or (ii) are suggested by or result from Employee’s work with Employer, or (iii) result from the use of the Employer’s time, materials, or facilities, and Employee agrees and understands that all such Inventions shall be the exclusive property of Employer.
(b) Employee hereby assigns to Employer his entire right, title and interest to all such Inventions which are the property of Employer under the provisions of subsection (a) of this Section, and to all unpatented Inventions which Employee now owns, except those specifically described in a statement attached hereto as Exhibit A, and Employee will, at Employer’s request and expense, execute specific assignments to any such Invention and execute, acknowledge and deliver such other documents and take such further action as may be considered necessary by Employer at any time during or subsequent to the period of his employment with Employer to obtain and defend any patents copyright registrations, mask work registrations or other protection of Energy Focus, Inventions, in any and all countries and to vest title in such Inventions in Employer or its assigns.
(c) Employee agrees that an Invention disclosed by him to a third person or described in a patent application filed by him or in his behalf within six (6) months following the period of his employment with Employer shall be presumed to have been conceived or made by him during the period of his employment with Employer unless proved to have been conceived and made by him following the termination of employment with Employer.

E. Conflict of Interest. During the period of Employee’s employment with Energy Focus, Employee shall not accept employment or consulting work or enter into a contract or accept an obligation incompatible with its obligations under this Agreement.
F. Property of Employer. Employee agrees to deliver promptly to Employer all drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulae, computer programs and files, memoranda, customer lists and all other materials relating in any way to the Company Business and in any way obtained by Employee during the period of his employment with Employer which are in his possession or under his control, and all copies thereof, (i) upon termination of Employee’s employment with Employer, or (ii) at any other time at Employer’s request. Employee further agrees he will not make or retain any copies of any of the foregoing and will so represent to Employer upon termination of his employment.
G. Non-compete. During the period which includes the entire term of Employee’s employment with Employer and one (1) year following the termination of such employment, however caused (the “Restricted Period”), Employee shall not, directly or indirectly, on behalf of Employee or any other person, firm, business, corporation or other entity (each such other person, firm, business, corporation or other entity being referred to hereinafter as a “Person”), with respect to any customer or supplier with whom Employee has had material dealings on behalf of Employer during any part of the term of Employee’s employment with Employer, compete with Employer in any manner in any area of the Company Business in which Employee has worked for an Employer in any manner including, without limitation, that Employee shall not (i) engage in the Company Business for his own account; (ii) enter the employ of, or render any services to, any Person engaged in the Company Business; (iii) request or instigate any account or customer or Employer to withdraw, diminish, curtail or cancel any or its business with Employer; or (iv) become interested in any Person engaged in the Company Business as an owner, partner, shareholder, officer, director, licensor, licensee, principal agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that Employee may own, directly or indirectly, solely as an investment, securities of any corporation which are traded on any national securities exchange if he is not a controlling person of, or a member of a group which controls, such corporation. In the event of Employee’s breach of any provision of this section, the running of the Restricted Period shall be automatically tolled (i.e., no part the Restricted Period shall expire) from and after the date of the first such breach.
H. Employees and Consultants of Employer. During the Restricted Period, Employee shall not, directly or indirectly (i) hire, solicit, or encourage to either leave the employment of or cease working with Employer, any person who is then an employee of Employer, or any consultant who is then engaged by Employer, or (ii) hire any employee or consultant who had left the employment of or had ceased consulting with Employer but who had not yet been a former employee or former consultant of Employer for one full year.
I. Rights and Remedies Upon Breach. Both parties recognize that the rights and obligations set forth in this Agreement are special, unique and of extraordinary character. If Employee breaches, or threatens to commit a breach of, any of the provisions of paragraphs C through H of this Agreement (the “Restrictive Covenants”), then Employer shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Employer under law or equity:
(a) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Employer and that money damages will not provide adequate remedy to Employer. As to the covenants contained in paragraphs G and H, specific performance shall be for a period of time equal to the unexpired portion of the Restricted Period, giving full effect to the tolling provision of paragraphs G and H and beginning on the earlier of the date on which the court’s order becomes final and non-appealable and the date on which all appeals have been exhausted.
(b) Accounting. The right and remedy to require Employee to account for and pay over to Employer all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by it as the result of any transactions constituting a breach of any of the Restrictive Covenants, and Employee shall account for and pay over such Benefits to Employer.
(c) Blue-Penciling. If any court determines that any one or more of the Restrictive Covenants, or any part thereof, shall be unenforceable because of the scope, duration and/or geographical area covered by such provision, such court shall have the power to reduce the scope, duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.
J. Disclosure. Employer may notify anyone employing Employee or evidencing an intention to employ Employee as to the existence and provisions of this Agreement.
K. Governing Law and Jurisdiction. The parties intend that the validity, performance and enforcement of this Agreement shall be governed by the laws of the State of Ohio. In the event of any claim arising out of or related to this Agreement, or the breach thereof, the parties intend to and hereby confer jurisdiction to enforce the terms of this Agreement upon the courts of any jurisdiction within the State of Ohio, and hereby waive any objections to venue in said courts.
L. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.
M. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.
N. Effect of Captions. The captions in this Agreement are included for convenience only and shall not in any way effect the interpretation or construction of any provision hereof.

O. Construction. In this Agreement, unless the context otherwise requires, words in the singular or in the plural shall each include the singular and the plural, and words of masculine gender shall include the feminine and neuter, and, when sense so indicates, words of the neuter gender may refer to any gender.
P. Notices. All notices, requests, demands or other communications hereunder shall be sent by registered or certified mail to, to each party at the address of such party set forth in the initial introductory paragraph of this Agreement, or to such other address as a party may designate from time to time, pursuant to notice given in accordance herewith.
Q. Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The execution of counterparts shall not be deemed to constitute delivery of this Agreement by any party until all of the parties have executed and delivered their respective counterparts.
R. Acknowledgment. Employee acknowledges that: (i) he has carefully read all of the terms of this Agreement, and that such terms have been fully explained to him; (ii) he understands the consequences of each and every term of this Agreement; (iii) he specifically understands that by signing this Agreement he is giving up certain rights he may have otherwise had, and that he is agreeing to limit his freedom to engage in certain employment during and after the termination of this Agreement, and (iv) the limitations to his right to compete contained in this Agreement represent reasonable limitations as to scope, duration and geographical area, and that such limitations are reasonably related to protection which Employer reasonably requires.
S. Assignment. This Agreement is a personal services contract and it is expressly agreed that the rights and interests of Employee and Employer hereunder may not be sold, transferred, assigned, pledged or hypothecated; provided, however that Employer may assign its rights and obligations hereunder to a related company, affiliate or successor of Employer, whether presently existing or formed after the date hereof.
T. Entire Agreement. This Agreement embodies the entire agreement and understanding between Employer and Employee and supersedes all prior agreements and understandings relating to the subject matter hereof.
     IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the date first hereinabove mentioned.

ENERGY FOCUS INC.

By:
Its:
Employee

EXHIBIT A
INVENTIONS
     The following is a list of all “Inventions” (as defined in the Agreement), whether patented or unpatended, in which I have any interest which I do not assign to Employer pursuant to the Agreement; if no “Inventions” are described below, there are no exclusions from the assignment set forth in Section 6(b) of the Agreement: